Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-50543 and 333-142623 of Kforce Inc. on Form S-8 of our report dated June 21, 2011 relating to the financial statements and supplemental schedule of the Kforce 401(k) Retirement Savings Plan as of December 31, 2010 and for the year then ended, appearing in this Annual Report on Form 11-K of the Kforce 401(k) Retirement Savings Plan for the year ended December 31, 2010.

/s/ Pender Newkirk and Company LLP

Tampa, Florida

June 21, 2011